Exhibit (d)(ii)
INVESTMENT SUBADVISORY AGREEMENT
     This AGREEMENT is made as of this ___ day of                     , 2008 by and among FLC Investment Management Company, LLC (the “Adviser”), Alley Company (the “Subadviser”), and Federal Life Trust (the “Trust”).
     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, pursuant to an Investment Advisory Agreement dated as of                     , 2008, between the Adviser and the Trust, the Adviser acts as investment adviser for the Federal Life Fixed Income Portfolio and the Federal Life Equity Portfolio of the Trust (each a “Portfolio”, and collectively, the “Portfolios”); and
     WHEREAS, the Adviser and the Trust each desire to retain the Subadviser to provide investment advisory services to the Trust in connection with the management of all or a portion of the assets of the Portfolios, and the Subadviser is willing to render such investment advisory services.
     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1. Services Provided by Subadviser. (a) Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Subadviser shall recommend a continuous investment program for the Portfolios in accordance with each Portfolio’s investment objectives, policies and restrictions as stated in such Portfolio’s Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:
     (i) The Subadviser shall provide supervision of each of the Portfolio’s investments and shall recommend, from time to time, the investment of the assets of each Portfolio.
     (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Trust’s Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.
     (iii) The Subadviser at its expense will make available to the Trustees of the Portfolios and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Subadviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Portfolio and to consult with the Trustees and Adviser regarding each Portfolio’s investment affairs, including economic, statistical and investment matters related to the Subadviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs. The Subadviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

     (iv) The Subadviser at its expense will provide the Adviser and/or the Trust’s Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as may be requested from time to time. Notwithstanding the foregoing, the Subadviser will promptly report to the Adviser and the Trust any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Subadviser’s compliance policies and procedures that pertain to the Portfolios, as well as any change in portfolio manager(s) of the Portfolios.
     (v) The Subadviser represents and warrants that it has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 and has provided the Adviser and the Trustees of the Fund a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than quarterly, the Subadviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Subadviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and (B) certifies that the procedures contained in the Subadviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.
     (vi) The Subadviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Adviser will provide such documents to Subadviser in a reasonable timeframe prior to the due date. In addition, the Subadviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser or the Trust may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.
     (vii) The Subadviser shall maintain all books and records with respect to each Portfolio’s portfolio transactions required by the 1940 Act and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trust’s Board of Trustees may reasonably request.
     (viii) The investment management services provided by the Subadviser under this Agreement are not to be deemed exclusive and the Subadviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust. The Subadviser shall keep each Portfolio’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Subadviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Subadviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2. Delivery of Trust Documents. The Adviser has delivered to the Subadviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:
     (a) Certified resolutions of the Trust’s Board of Trustees authorizing the appointment of the Subadviser and approving the form of this Agreement;
     (b) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on Form N-1A (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to each Portfolio and shares of the Portfolio’s beneficial shares, and all amendments thereto; and
     (c) Prospectus(es) of each Portfolio.
3. Compensation. In consideration for the services to be performed under this Agreement, the Subadviser shall receive from the Adviser an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 25 basis points of each Portfolio’s daily net assets during the month. The fee will be paid to the Subadviser from the Adviser’s advisory fee from each Portfolio. This fee will be computed daily and paid to the Subadviser monthly.
4. Standard Of Care; Limitation Of Liability. The Subadviser will exercise its best judgment in rendering the services described herein. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Portfolios or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Subadviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act). Certain federal laws, including federal securities laws, impose liabilities under certain circumstances on persons who act in good faith and therefore nothing contained herein shall in any way constitute a waiver or limitation of any rights that the Trust may have under any such federal laws.
5. Brokerage And Avoidance Of Conflicts Of Interest. In connection with purchases or sales of portfolio securities for the account of any Portfolio, neither the Subadviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Subadviser or its agents shall arrange for the placing of all orders for the purchase and sale of portfolio securities for each Portfolio’s account with brokers or dealers selected by the Subadviser. In the selection of such brokers or dealers and the placing of such orders, the Subadviser will use its best efforts to seek for each Portfolio the most favorable execution and net price available and will consider all factors the Suibadviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of each Portfolio that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Portfolio than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Subadviser is authorized to place orders for the purchase and sale of securities for each Portfolio with such brokers, subject to review by the Trust’s Board of Trustees from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Subadviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Portfolio and/or other accounts over which the Adviser exercises investment discretion.
6. Duration And Termination Of This Agreement. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other parties, or (c) by the Subadviser at any time, without the payment of any penalty, on 90 days’ written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment.
7. Additional Document Delivery Matters. During the term of this Agreement, the Adviser agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Portfolio, the Trust or the public that refers to the Subadviser or its clients in any way prior to use thereof and not to use material if the Subadviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. The Subadviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Subadviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Subadviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.
8. Amendment. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the applicable Portfolio or Portfolios.
9. Voting. The Adviser will take action and provide advice with respect to the voting of securities held by the Portfolios in accordance with the Trust’s Proxy Voting Policies and Procedures, as amended and revised from time to time.

10. Governing Law. This Agreement shall be governed by, subject to and construed in accordance with the 1940 Act and the Investment Advisers Act of 1940, and to the extent not inconsistent, the laws of the State of Illinois without regard to the conflicts of law provisions thereof. All terms used herein shall have the meanings ascribed to such terms by the 1940 Act, the rules and regulations promulgated thereunder and the written positions of the SEC and its staff.
11. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.
12. Miscellaneous. Neither the holders of shares of the Portfolios nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby..
13. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:
If to the Trust:
Federal Life Trust
3750 West Deerfield Road
Riverwoods, Illinois 60015
Attn:
If to the Adviser:
FLC Investment Management Company, LLC
3750 West Deerfield Road
Riverwoods, Illinois 60015
Attn:
If to the Subadviser:
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.
FEDERAL LIFE TRUST

By:
Name:
Title:

FLC INVESTMENT MANAGEMENT COMPANY, LLC

By:
Name:
Title:

ALLEY COMPANY

By:
Name:
Title: